Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Viewpoint, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-224166) on Form S-3 of Trimble Inc. of our report dated March 30, 2018, with respect to the balance sheet of Viewpoint, Inc. as of December 31, 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the Form 8-K of Trimble Inc., dated June 4, 2018.

/s/ KPMG LLP

Portland, Oregon

June 1, 2018